News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter results

NEW ALBANY, Ind. (February 17, 2009) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the year ended December 31, 2008.  The following tables summarize the Company’s annual results (in thousands, except per share data):

	Twelve Months Ended, December 31,
	2008	2007
Net income	$821	$3,503
Net income per share, basic	$0.25	$1.05
Net income per share, diluted	$0.25	$1.04

	December 31,		Percent
	2008	2007	Change
Total assets	$877,363	$823,568	6.5%
Loans, net	623,103	629,732	(1.1)
Total deposits	603,185	573,346	5.2
Non-interest bearing deposits	92,467	79,856	15.8

The Company’s consolidated regulatory capital ratios as of December 31, 2008 were as follows:

	At December 31, 2008	Well-Capitalized Minimum Under Regulatory Capital Requirements*
Total Capital (to Risk Weighted Assets)	10.7%	10.0%
Tier I Capital (to Risk Weighted Assets)	9.5	6.0
Tier I Capital (to Average Assets)	7.6	5.0

* Based on well-capitalized requirements for banks (well-capitalized requirements are not defined for consolidated holding companies).

The Company reported a decline in net income for 2008 to $821,000 from 2007, due primarily to an increase in the provision for loan losses of $5.6 million as the Company experienced increases in classified loans and the amount of expected losses associated with impaired loans.  The amount of provision for the fourth quarter of 2008 was substantially impacted by management’s assessment that the loss exposure associated with a few specific commercial real estate loan relationships was considerably higher than previously estimated based on information received during the quarter.

Total assets grew by 6.5% from December 31, 2007 to $877.4 million at December 31, 2008, as the Company significantly increased its interest-bearing deposits in other financial institutions to $45.7 million at December 31, 2008 in order to strengthen its short-term liquidity position.  The increase in liquidity was funded mostly through increases in deposits and FHLB advances.  Net loans declined slightly to $623.1 million as of December 31, 2008, while securities available for sale increased $22.2 million to $121.7 million.  The Company focused on liquidity and credit quality considerations as it purchased securities for its portfolio throughout 2008.  Total deposits increased by $29.8 million during 2008 to $603.2 million, with about 42.3% of that growth ($12.6 million) coming in the form of non-interest bearing deposits.

“While our net income was lower than last year, we have focused on maintaining our capital ratios in excess of the regulatory “well-capitalized” minimums,’ stated James D. Rickard, President and Chief Executive Officer.  “In the current economic environment, we believe it is important to both maintain a strong capital base and have significant liquidity available to meet customer needs.  At December 31, 2008 we had almost $63 million in capital supporting our balance sheet and loan loss reserves of $9.5 million to cover future loan charge-offs we may have.  As of the end of the year, we had approximately $65 million in short-term liquidity on-hand.  While much of the financial news of 2008 was negative, we were gratified by the continued growth in non-interest bearing deposits, which we believe proves that our strategy of providing superior customer service is generating results.”

“We are seeking to aggressively resolve our non-performing assets, balancing the need to put these assets back to work as quickly as possible against the need to minimize the Company’s losses on these assets.  In large part these non-performing assets result from the Company’s exposure to the Louisville MSA housing sector, which has experienced a downturn that, while not as significant as that in some other major urban markets, has resulted in reduced collateral values and constrained cash flow situations for home builders and developers.  As we work through these issues we will continue to focus on providing quality financial services to our customers while doing what we can to help all our stakeholders get through these tough economic times.”

The Company also reported results for the fourth quarter of 2008 as follows:

	Quarter Ended December 31,		Quarter Ended September 30,
	2008	2007	2008
Net income (loss)	$(1,352)	$485	$919
Net income (loss) per share, basic	$(0.42)	$0.15	$0.28
Net income (loss) per share, diluted	$(0.42)	$0.15	$0.28

Asset Quality

	December 31,	June 30,	December 31,
	2008	2008	2007
Non-performing loans to total assets	2.36%	2.61%	1.38%
Non-performing assets to total assets	2.49	2.68	1.45
Net loan charge-offs to average assets (1)	0.44	0.68	0.08
Allowance for loan losses to total loans	1.50	1.07	0.99
Allowance for loan losses to non-performing loans	45.78	31.37	55.51
Classified loans (2)	$44,092	$47,883	$29,367
Impaired loans (3)	$20,189	$21,049	$9,295

(1)  Net loan charge-offs to average assets as of June 30, 2008 is presented on an annualized basis.
(2)  Classified loans represent the outstanding balance of loans which the Company’s internal asset review committee has identified as being questionable in terms of the full recovery of principal balance and accrued interest.
(3)  Impaired loans represent the outstanding balance of loans for which it is probable that the full value of principal and interest payments will not be received in accordance with the terms of the loan agreement.

During 2008 the Company experienced increases in classified loans, the amount of expected loss associated with impaired loans, past due loans, loan charge-offs, and classified loans, resulting in increases in the provision for loan losses for both the three and twelve months ended December 31, 2008.  In addition, management noted continued deterioration in the value of underlying collateral for certain loans classified previous to the fourth quarter of 2008 due to the current economic environment.  In response to these trends, management increased the Company’s allowance for loan losses to provide for the additional probable incurred losses within its portfolio.  As a result, the allowance for loan losses to total loans ratio increased to 1.50% at December 31, 2008 from 0.99% at December 31, 2007.  The Company does not originate or hold any loans that are considered “subprime” and, therefore, does not have loss exposure within its portfolio from those types of loans.

Non-Interest Income

	Quarter Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(Dollars in thousands)	2008	2007	Change	2008	2007	Change
Service charges on deposit accounts	$857	$834	2.8%	$3,356	$3,187	5.3%
Commission income	56	48	16.7	194	172	12.8
Mortgage banking income	(11)	58	*	167	236	(29.2)
Increase in cash surrender value of life insurance	186	171	8.8	734	678	8.3
Change in fair value and cash settlement of interest rate swap	-	(381)	(100.0)	180	(1,248)	*
Interchange income	199	188	5.9	811	704	15.2
Other	64	99	(35.4)	281	439	(36.0)
Subtotal	1,351	1,017	32.8	5,723	4,168	37.3
Gain/loss on sales of available for sale securities	1	(13)	*	364	(41)	*
Total	$1,352	$1,004	34.7%	$6,087	$4,127	47.5%

* Not meaningful.

Non-interest income increased to $1.4 million and $6.1 million for the three and twelve months ended December 31, 2008, respectively, from $1.0 million and $4.1 million in 2007.  The increase was mostly due to the expiration of the Company’s interest rate swap agreements in the third quarter of 2007 and the first quarter of 2008.  The Company sold certain securities within its portfolio resulting in a net gain of $364,000 in 2008 as compared to a net loss of $41,000 in 2007.  The Company was able to sell the securities and reinvest the proceeds at similar yields while extending the maturities slightly.  Mortgage banking income decreased to $(11,000) and $167,000 for the three and twelve month periods in 2008 as compared to $58,000 and $236,000 in 2007 due to the impairment of mortgage servicing rights as fair values declined.

Non-Interest Expense

	Quarter Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(Dollars in thousands)	2008	2007	Change	2008	2007	Change
Salaries and employee benefits	$3,039	$2,888	5.2%	$12,125	$11,466	5.7%
Occupancy	573	452	26.8	2,169	1,760	23.2
Equipment	418	372	12.4	1,535	1,446	6.2
Data Processing	504	490	2.9	1,931	2,183	(11.5)
Marketing and advertising	180	110	63.6	738	583	26.6
Legal and professional service fees	304	420	(27.6)	1,153	1,383	(16.6)
Other	933	672	38.8	2,903	2,983	(2.7)
Total	$5,951	$5,404	10.1%	$22,554	$21,804	3.4%

Non-interest expense for the three and twelve months ended December 31, 2008 increased to $6.0 million and $22.6 million from $5.4 million and $21.8 million in 2007.  Salaries and employee benefits increased in 2008 for both the quarter and year ended December 31, 2008 as the Company added a new branch, resulting in additional employees, and experienced increases in its health insurance costs.  Occupancy expense increased to $573,000 and $2.2 million for the three and twelve months ended December 31, 2008 due to the previously mentioned new branch location, increases in maintenance expense at certain leased locations, and an increase in property taxes.  Data processing expenses decreased for the full year in 2008 compared to 2007 as the Company negotiated lower fees associated with the renewal of its contract with its third party core data processor.  Legal and professional service expense fell by $116,000 and $230,000 from the three and twelve month periods in 2007 due to a reduction in professional consulting projects from 2007.  Other expense increased to $933,000 from $672,000 for the fourth quarter of 2008 due to an increase in the Company’s FDIC assessment resulting from an increase in FDIC insurance rates and the expiration of certain credits granted in previous years.

We are currently updating our annual analysis of goodwill impairment.  In the event we determine impairment exists as of the December 31, 2008, we would record an impairment charge for the fourth quarter of 2008 which would adversely impact our financial position as of December 31, 2008 and results of operations for the three and twelve month periods ending December 31, 2008.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2007 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	December 31, 2008	December 31, 2007
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$19,724	$14,570
Interest-bearing deposits in other financial institutions	45,749	13,943
Securities available for sale	121,659	99,465
Loans held for sale	308	757
Loans, net of allowance for loan losses of $9,478 and $6,316	623,103	629,732
Federal Home Loan Bank and Federal Reserve stock	8,472	8,096
Accrued interest receivable	3,163	3,537
Premises and equipment, net	15,128	15,147
Cash surrender value of life insurance	17,745	16,911
Goodwill	15,335	15,335
Other intangible assets	2,492	2,899
Other assets	4,485	3,176
Total Assets	$877,363	$823,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$92,467	$79,856
Interest-bearing	510,718	493,490
Total deposits	603,185	573,346
Other borrowings	78,983	72,796
Federal Home Loan Bank advances	111,943	91,376
Subordinated debentures	17,000	17,000
Accrued interest payable	1,705	1,956
Other liabilities	1,948	2,629
Total liabilities	814,764	759,103

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	62,599	64,465
Total Liabilities and Stockholders’ Equity	$877,363	$823,568

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$10,737	$12,446	$44,907	$50,762
Interest expense	4,897	6,858	21,453	28,395
Net interest income	5,840	5,588	23,454	22,367
Provision for loan losses	3,547	892	6,857	1,296
Non-interest income	1,352	1,151	6,087	5,141
Non-interest expense	5,951	5,374	22,554	21,804
Income (loss) before income taxes	(2,306)	473	130	4,408
Income tax expense (benefit)	(954)	(12)	(691)	905
Net income (loss)	$(1,352)	$485	$821	$3,503
Basic earnings (loss) per share	$(0.42)	$0.15	$0.25	$1.05
Diluted earnings (loss) per share	$(0.42)	$0.15	$0.25	$1.04